Exhibit 5.1

REEDER & SIMPSON P.C.

ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3603
Majuro, MH 96960	Email: dreeder@ntamar.net
Marshall Islands	simpson@otenet.gr

, 2009

Baltic Trading Limited

299 Park Avenue, 20th Floor

New York, New York 10171

Re: Baltic Trading Limited (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI.  We have acted as special RMI counsel to the Company, a RMI non-resident domestic corporation and in such capacity we have assisted in the preparation and filing with the United States Securities and Exchange Commission (the “Commission”), under the United States Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), in respect to the contemplated sale of up to an aggregate of                      shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”) and related Common Stock purchase rights (the “Rights”), for the purpose of rendering an opinion that relates to the application and interpretation of RMI law.

In rendering this opinion, we have reviewed copies of the following documents:

1.                                       the Registration Statement;

2.                                       the Articles of Incorporation of the Company as such Articles of Incorporation have been amended and/or restated through the date hereof;

3.                                       the By-laws of the Company as such By-laws have been amended and/or restated through the date hereof;

4.                                       certain resolutions of the Board of Directors of the Company; and

5.                                       the Shareholders Rights Agreement (the “Rights Agreement”) between the Company and BNY Mellon Shareowner Services, as rights agent (the “Rights Agent”), which is governed by the laws of the State of New York.

In addition, although we have searched the statutory laws of the RMI and have examined such certificates, records, authorizations, and proceedings as we have deemed relevant, our knowledge of factual matters is limited to those matters of which we have actual knowledge.  The opinions hereinafter expressed are subject to the constitutionality and continued validity of all RMI statutes and laws relied upon us in connection therewith.  We express no opinion as to matters governed by, or the effect or applicability of, any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein.  We assume no obligation to advise the Company or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention. Our opinion in Paragraph E below is subject to the qualification that the rights and remedies of any party to the Rights Agreement (a) may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors’ rights from time to time in effect, and (b) are subject to general principles of equity (regardless of whether such rights and remedies are considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

Based upon and subject to the foregoing and to the qualifications and limitations hereafter expressed, we are of the opinion that:

A.                                   The Company is a corporation domesticated, validly existing and in good standing under the law of the Republic of The Marshall Islands.

B.                                     The Company has the corporate power and authority to enter into, execute, deliver and perform the Rights Agreement.

C.                                     The Company has duly authorized the Shares and the issuance thereof, and upon due execution and delivery of the underwriting agreement referenced in the Registration Statement, when the Shares are issued and delivered against payment therefor in accordance with the terms of such underwriting agreement, and the Registration Statement, the Shares will be validly issued, fully paid and non–assessable.

D.                                    The Company has duly authorized the execution and delivery of the Rights Agreement and the issuance of the Rights, and has duly executed and delivered the Rights Agreement.

E.                                      When issued in accordance with the terms of the Rights Agreement, the Rights will have been validly issued and will constitute valid and binding obligations of the Company.

We hereby authorize the Company to file this opinion as an exhibit to the Registration Statement and consent to the reference to us under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement, without admitting that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  Kramer Levin Naftalis & Frankel LLP may rely on this opinion for purposes of rendering a legality opinion to the Company in connection with the Registration Statement.

Sincerely,

Reeder & Simpson P.C.